SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2006

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	1-4018	53-0257888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)
(212) 922-1640
(Registrant’s telephone number, including area code)
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
At meetings held on February 2, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors approved amendments to certain of the Company’s compensation and benefit plans for executive officers, in order to conform to recently published regulations under Section 409A of the Internal Revenue Code as well as to provide for certain administrative changes. The amendments approved by the Compensation Committee include the following:
Deferred Compensation Plan
•	Provide for a six-month delay of payments to specified employees;

•	Remove the approved early retirement features of the plan (which permitted distributions as previously scheduled instead of a lump-sum payout upon retirement prior to the normal retirement age at the discretion of the Compensation Committee);

•	Provide for a minimum five-year delay for any further deferral of distributions under the plan;

•	Eliminate in-service withdrawal other than hardship or properly scheduled in-service withdrawals.
2005 Stock Incentive and Cash Performance Plan (the “2005 Plan”) and Awards remaining outstanding under the predecessor plan, the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program
•	Eliminate discretionary approved early retirement with respect to stock options;

•	Provide objective standards for limited extension of option exercise dates within their 10 year terms.
Supplemental Executive Retirement Plan
•	Provide for a six-month delay of payment to specified employees;

•	Provide for a minimum five-year delay for any further deferral of distributions under the plan;

•	Eliminate the rollover of new SERP benefits into the Deferred Compensation Plan;

•	Provide for an automatic lump sum payment of 75% of the present value of accrued benefits and five equal annual installment payments of the remaining benefits.
Also at its meeting, the Compensation Committee specified the participants and set the performance goals for 2006 under the Company’s Executive Officer Annual Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, participants selected by the Compensation Committee are eligible to receive annual cash incentives (bonuses) based upon one or more objective financial performance criteria selected by the Compensation Committee. Ronald L. Hoffman and Robert G. Kuhbach, the Company’s CEO and CFO, respectively, and the Presidents of each of the Company’s six segments will participate in the Incentive Plan for 2006 and will be awarded cash bonuses for 2006 under and in accordance with the terms of the Incentive Plan if the performance goals are met for 2006. The goal for the CEO and CFO is a specified earnings per share for the Company. The goal for the President of each segment is a specified amount of operational earnings for that segment. In all cases, the annual incentive payment will be zero if the actual performance is less that 50% of the goal and cannot exceed three times the targeted annual incentive amount.
The eight participants in the Incentive Plan in 2005, namely the Company’s CEO and CFO and the President of each of the Company’s six segments during 2005, will all receive annual incentive payments for 2005 that are within the goals and parameters of the Incentive Plan.
As previously reported on a Form 8-K filed on November 3, 2005, the Company’s Board of Directors approved an amendment to the 2005 Plan, effective January 1, 2006, to provide for stock-settled stock appreciation rights as a type of award that may be granted under the 2005 Plan. The conditions and limits on the grant of equity-based incentive compensation remain unchanged. The Compensation Committee approved the following stock-settled stock appreciation rights awards under the 2005 Plan for the Company’s named executive officers to be listed in its Proxy Statement for the 2006 Annual Meeting of Stockholders:

Name	Amount	Base Price

Ronald L. Hoffman	169,609	$46
David J. Ropp	49,304	$46
Timothy J. Sandker	46,487	$46
Robert G. Kuhbach	43,873	$46
John E. Pomeroy	—	—
Messrs. Thomas L. Reece and Jerry W. Yochum, who were named executive officers in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders, have retired as employees of the Company and accordingly did not receive grants. Mr. John E. Pomeroy, who was also a named executive officer in the Proxy Statement for the 2005 Annual Meeting of Stockholders, retired as the CEO of Dover Technologies International, Inc. as of December 31, 2005. Mr. Pomeroy remains an employee of Dover Technologies until no later than December 31, 2006, at a base salary of $685,000. Mr. Pomeroy continues to participate in the Supplemental Executive Retirement Plan but does not participate, for purposes of new grants or awards, in the 2005 Plan.
The form of stock-settled stock appreciation right and cash performance program award agreement under the 2005 Plan is attached hereto as Exhibit 10.1 and its terms are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
10.1	Form of stock-settled stock appreciation right and cash performance program award agreement under Dover Corporation’s 2005 Equity and Cash Incentive Plan.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2006	DOVER CORPORATION
(Registrant)

	By:	/s/ Joseph W. Schmidt

Joseph W. Schmidt, Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of stock-settled stock appreciation right and cash performance program award agreement under Dover Corporation’s 2005 Equity and Cash Incentive Plan